Exhibit 5.1

May 8, 2018

Aeterna Zentaris Inc.

315 Sigma Drive

Summerville, South Carolina, USA 29486

Dear Sirs and Mesdames:

Re:                             Registration Statement on Form S-8

We have acted as Canadian counsel for Aeterna Zentaris Inc. (the “Company”), a Company incorporated under the Canada Business Corporations Act, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 999,050 common shares (the “Plan Shares”) of the Company, which may be issued by the Company pursuant to the Company’s 2018 Long-Term Incentive Plan (the “Plan”).

In connection with the Registration Statement, we have examined such records of the Company and such documents of the Company as we have deemed necessary as a basis for the opinions expressed herein, including the shareholder rights plan agreement dated March 29, 2016 between the Company and Computershare Trust Company of Canada (the “Shareholder Rights Plan”). In particular, as to certain questions of fact material to the opinions hereinafter expressed, we have relied solely and without independent verification upon a certificate of an officer of the Company. We have not conducted any independent enquiries or investigations in respect of the opinions provided hereunder. In all those examinations we have assumed the capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those documents and that all facts set forth in the certificates of the officer of the Company are true and accurate as of the date hereof.

In rendering our opinion regarding the common share purchase rights attached to the common shares of the Company and issuable under the terms of the Shareholder Rights Plan (the “Rights”), we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Shareholder Rights Plan and the issuance of the Rights. Our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem, terminate or waive, or take other action with respect to, the Rights at some future time. Further, our opinion addresses the Shareholder Rights Plan and the Rights in their entirety and not any particular provision of them, and it is not settled whether the invalidity of any particular provision would invalidate the Rights in their entirety.

Our opinion below is expressed only with respect to the laws of the Province of Québec and the federal laws of Canada applicable therein (the “Jurisdiction”) and is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act.

Our opinion is expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Based upon and subject to the foregoing and to the qualifications set forth herein, we are of the opinion that:

(a) upon due exercise or settlement, as applicable, of equity-based awards properly granted under the Plan in accordance with the terms of, and subject to the conditions contained in the Plan and the applicable award grant agreement, including, if applicable, receipt by the Company in full of the exercise price relating to such awards, the underlying Plan Shares will be validly issued as fully paid and non-assessable common shares of the Company; and

(b) the Rights are a binding obligation of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing by the Company of the Registration Statement and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated herein.

Yours truly,

/s/ STIKEMAN ELLIOTT LLP